EXHIBIT 99.1

Steelcase Reports Third Quarter Results

Americas Posts Double-Digit Organic Revenue Growth and Operating Margin

GRAND RAPIDS, Mich., Dec. 18, 2013 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS) today reported third quarter revenue of $784.8 million and net income of $23.0 million, or $0.18 per share, including restructuring costs of approximately $0.01 per share. Current quarter results included goodwill and intangible asset impairment charges related to Asia Pacific, which had the effect of reducing earnings by approximately $12.9 million, or $0.10 per share. Steelcase reported $727.2 million of revenue and earnings of $0.19 per share in the third quarter of the prior year, including restructuring costs of approximately $0.03 per share.

Organic revenue growth over the prior year was 8 percent after adjusting for $3.6 million of favorable currency translation effects and $1.5 million related to a dealer divestiture, net of acquisitions. The Americas organic revenue growth was 11 percent compared to the prior year and reflected a higher mix of project business from some of the company's largest corporate customers compared to the prior year. EMEA and Asia Pacific experienced small organic revenue declines, which included higher levels of competitive discounting compared to the prior year.

Current quarter operating income of $39.3 million compares to operating income of $38.4 million in the prior year. Excluding goodwill and intangible asset impairment charges and restructuring costs, third quarter adjusted operating income of $53.9 million compares with $44.4 million in the prior year. The improvement was driven by strength in the Americas, offset in part by operating losses in EMEA and Asia Pacific compared to profitability in the prior year.

"The strong performance in the Americas continues to illustrate our competitive advantage related to helping our customers amplify organizational performance through the modernization of their spaces. We expect the momentum in the Americas to be further propelled by the launch of Gesture, which is now shipping to customers, and other new products expected to begin shipping in the fourth quarter and early next fiscal year," said James P. Hackett, CEO. "We recently announced changes in our EMEA manufacturing footprint as part of our multi-year strategy to improve revenue and the fitness of our business model in EMEA, and we continue to believe that EMEA and Asia Pacific are key parts of our long-term global strategy."

Cost of sales increased 50 basis points to 69.0 percent of revenue in the current quarter compared to 68.5 percent in the prior year. Year-over-year improvement in the Americas was more than offset by higher costs of sales in EMEA and Asia Pacific, which were primarily driven by higher competitive discounting and adjustments to reserves for slow-moving inventory and sales allowances.

Operating expenses in the third quarter were $189.8 million compared with $184.8 million in the prior year. The increase was largely due to higher spending on marketing, product development and other initiatives, offset in part by lower variable compensation expense.

Other income, net of $3.0 million in the current quarter increased by $1.2 million compared to the prior year primarily due to higher equity in income of unconsolidated ventures.

Income tax expense of $15.5 million in the current quarter reflects the non-deductible nature of the goodwill and intangible asset impairment charges and included $4.0 million of other net discrete tax benefits.

Cash, short-term investments and the cash surrender value of company-owned life insurance totaled $449 million and total debt was $287 million at the end of the third quarter.

The Board of Directors today declared a cash dividend of $0.10 per share, to be paid on or before January 13, 2014 to shareholders of record as of December 30, 2013.

"Despite seasonal revenue improvement in EMEA compared to the second quarter, we continued to post operating losses in this region," said David C. Sylvester, senior vice president and CFO.  "We expect the macro-economic environment to remain challenging and result in quarterly operating losses for the near term. Our focus remains on allocating resources to areas of potential growth and reducing our cost structure wherever possible to improve the long-term competitiveness of the business."

Outlook

In the Americas, third quarter order growth approximated 9% compared to the prior year and customer order backlog at the end of the third quarter increased approximately 15% compared to the prior year. EMEA third quarter orders declined by approximately 10% compared to the prior year. The company expects fourth quarter 2014 revenue to be in the range of $760 to $785 million. This estimate includes approximately $35 million associated with an extra week in the Americas and Other category compared to the prior year. Adjusted for this impact, the company projects fourth quarter organic revenue growth in the range of 1 to 4 percent over the prior year. The company reported revenue of $721.4 million in the fourth quarter of fiscal 2013.

Steelcase expects to report earnings between $0.22 to $0.25 per share for the fourth quarter of fiscal 2014, including net restructuring benefits of approximately $0.07 per share primarily related to expected gains associated with pending facility sales. In addition, the estimate for earnings includes higher operating expenses as compared to the third quarter (including costs associated with the extra week and incremental variable compensation expense associated with the restructuring benefits) and an estimated effective tax rate of approximately 42%. Steelcase reported a net loss of $0.22 per share in the fourth quarter of fiscal 2013, including restructuring costs of approximately $0.10 per share. In addition, fourth quarter of fiscal 2013 results included goodwill impairment charges, tax valuation allowance adjustments, foreign tax credit benefits and environmental reserve adjustments, which had the aggregate net effect of reducing earnings by approximately $0.31 per share.

"For a large portion of my nearly 20 years as CEO, Steelcase has been reinventing itself to keep pace with technology, globalization and other changes in the world of work," said Mr. Hackett, who earlier this year announced his intention to retire as CEO in February 2014. "I have great confidence in our management team and our incoming CEO, Jim Keane, to build on great performance in the Americas and continue Steelcase's transformation in other regions of the world."

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Nine Months Ended
	November 22, 2013	November 23, 2012	% Change	November 22, 2013	November 23, 2012	%Change

Revenue
Americas (1)	$ 558.5	$ 503.2	11.0%	$ 1,596.0	$ 1,522.2	4.8%
EMEA (2)	158.0	157.1	0.6%	417.1	426.3	(2.2)%
Other (3)	68.3	66.9	2.1%	196.4	198.8	(1.2)%
Consolidated revenue	$ 784.8	$ 727.2	7.9%	$ 2,209.5	2,147.3	2.9%

Operating income (loss)
Americas	$ 66.6	$ 42.1		$ 183.6	$ 134.0
EMEA	(3.7)	0.8		(29.1)	(12.4)
Other	(13.6)	2.1		(10.6)	4.9
Corporate (4)	(10.0)	(6.6)		(32.2)	(22.0)
Consolidated operating income	$ 39.3	$ 38.4		$ 111.7	$ 104.5

Operating income percent	5.0%	5.3%		5.0%	4.9%

Revenue Mix
Americas (1)	71.2%	69.2%		72.2%	70.9%
EMEA (2)	20.1%	21.6%		18.9%	19.8%
Other (3)	8.7%	9.2%		8.9%	9.3%

Business Segment Footnotes

1. The Americas segment serves customers in the U.S., Canada and Latin America with a portfolio of integrated architecture, furniture and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse, Details, Nurture by Steelcase and Turnstone brands.
2. The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase and Coalesse brands, with an emphasis on freestanding furniture systems, storage and seating solutions.
3. The Other category includes Asia Pacific, Designtex and PolyVision.
4. Corporate expenses include unallocated portions of shared services functions such as information technology, human resources, finance, executive, corporate facilities, legal and research.

YEAR OVER YEAR ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
Q3 2014 vs. Q3 2013
	Steelcase Inc.	Americas	EMEA	Other category

Q3 2013 revenue	$ 727.2	$ 503.2	$ 157.1	$ 66.9
Dealer divestiture	(1.9)	—	(1.9)	—
Currency translation effects*	3.6	(1.9)	6.2	(0.7)
Q3 2013 revenue, adjusted	728.9	501.3	161.4	66.2

Q3 2014 revenue	784.8	558.5	158.0	68.3
Dealer acquisitions	(0.4)	—	(0.4)	—
Q3 2014 revenue, adjusted	784.4	558.5	157.6	68.3
Organic growth (decline) $	$ 55.5	$ 57.2	$ (3.8)	$ 2.1
Organic growth (decline) %	8%	11%	(2)%	3%

* Currency translation effects represent the estimated net effect of translating Q3 2013 foreign currency revenues using the average exchange rates during Q3 2014.

PROJECTED ORGANIC REVENUE GROWTH
Q4 2014 vs. Q4 2013
Steelcase Inc.

Q4 2013 revenue	$ 721
Dealer divestiture	(1)
Currency translation effects*	1
Q4 2013 revenue, adjusted	721

Q4 2014 revenue, projected	760 - 785
Impact of additional week	35
Q4 2014 projected revenue, adjusted	725 - 750
Organic growth (decline) $	$ 4 - 29
Organic growth (decline) %	1% - 4%

* Currency translation effects represent the estimated net effect of translating Q4 2013 foreign currency revenues using the exchange rate at the end of Q3 2014.

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 22,		November 23,		November 22,		November 23,
	2013		2012		2013		2012
Revenue	$ 784.8	100.0%	$ 727.2	100.0%	$ 2,209.5	100.0%	$ 2,147.3	100.0%
Cost of sales	541.1	69.0	498.0	68.5	1,511.70	68.5	1,485.5	69.2
Restructuring costs	0.9	0.1	3.3	0.4	1.0	—	11.8	0.5
Gross profit	242.8	30.9	225.9	31.1	696.8	31.5	650.0	30.3
Operating expenses	189.8	24.2	184.8	25.4	563.8	25.5	542.5	25.3
Goodwill and intangible asset impairment charges	12.9	1.6	—	—	12.9	0.6	—	—
Restructuring costs	0.8	0.1	2.7	0.4	8.4	0.4	3.0	0.1
Operating income	$ 39.3	5.0%	$ 38.4	5.3%	$ 111.7	5.0%	$ 104.5	4.9%
Interest expense, investment income and other income, net	(0.8)	(0.1)	(1.3)	(0.2)	(9.1)	(0.4)	(2.5)	(0.1)
Income before income tax expense	38.5	4.9	37.1	5.1	102.6	4.6	102.0	4.8
Income tax expense	15.5	2.0	13.5	1.9	38.8	1.7	35.7	1.7
Net income	$ 23.0	2.9%	$ 23.6	3.2%	$ 63.8	2.9%	$ 66.3	3.1%

Operating income	$ 39.3	5.0%	$ 38.4	5.3%	$ 111.7	5.0%	$ 104.5	4.9%
Add: goodwill and intangible asset impairment charges	12.9	1.6	—	—	12.9	0.6	—	—
Add: restructuring costs	1.7	0.2	6.0	0.8	9.4	0.4	14.8	0.6
Adjusted operating income	$ 53.9	6.8%	$ 44.4	6.1%	$ 134.0	6.0%	$ 119.3	5.5%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 22,		November 23,		November 22,		November 23,
	2013		2012		2013		2012
Revenue	$ 558.5	100.0%	$ 503.2	100.0%	$ 1,596.0	100.0%	$ 1,522.2	100.0%
Cost of sales	375.8	67.3	342.8	68.1	1,065.9	66.8	1,045.7	68.7
Restructuring costs	(0.1)	—	3.2	0.7	—	—	11.4	0.7
Gross profit	182.8	32.7	157.2	31.2	530.1	33.2	465.1	30.6
Operating expenses	116.1	20.8	113.3	22.5	345.3	21.6	329.3	21.7
Goodwill and intangible asset impairment charges	—	—	—	—	—	—	—	—
Restructuring costs	0.1	—	1.8	0.3	1.2	0.1	1.8	0.1
Operating income	$ 66.6	11.9%	$ 42.1	8.4%	$ 183.6	11.5%	$ 134.0	8.8%
Add: goodwill and intangible asset impairment charges	—	—	—	—	—	—	—	—
Add: restructuring costs	—	—	5.0	1.0	1.2	0.1	13.2	0.8
Adjusted operating income	$ 66.6	11.9%	$ 47.1	9.4%	$ 184.8	11.6%	$ 147.2	9.6%

EMEA
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 22,		November 23,		November 22,		November 23,
	2013		2012		2013		2012
Revenue	$ 158.0	100.0%	$ 157.1	100.0%	$ 417.1	100.0%	$ 426.3	100.0%
Cost of sales	118.6	75.1	111.6	71.0	314.5	75.4	310.2	72.8
Restructuring costs	1.0	0.6	0.1	0.1	1.0	0.2	0.4	0.1
Gross profit	38.4	24.3	45.4	28.9	101.6	24.4	115.7	27.1
Operating expenses	41.6	26.3	44.2	28.2	123.7	29.7	127.7	29.9
Goodwill and intangible asset impairment charges	—	—	—	—	—	—	—	—
Restructuring costs	0.5	0.3	0.4	0.2	7.0	1.7	0.4	0.1
Operating income (loss)	$ (3.7)	(2.3)%	$ 0.8	0.5%	$ (29.1)	(7.0)%	$ (12.4)	(2.9)%
Add: goodwill and intangible asset impairment charges	—	—	—	—	—	—	—	—
Add: restructuring costs	1.5	0.9	0.5	0.3	8.0	1.9	0.8	0.2
Adjusted operating income (loss)	$ (2.2)	(1.4)%	$ 1.3	0.8%	$ (21.1)	(5.1)%	$ (11.6)	(2.7)%

Other category
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 22,		November 23,		November 22,		November 23,
	2013		2012		2013		2012
Revenue	$ 68.3	100.0%	$ 66.9	100.0%	$ 196.4	100.0%	$ 198.8	100.0%
Cost of sales	46.7	68.4	43.6	65.2	131.3	66.9	129.6	65.2
Restructuring costs	—	—	—	—	—	—	—	—
Gross profit	21.6	31.6	23.3	34.8	65.1	33.1	69.2	34.8
Operating expenses	22.1	32.3	20.7	31.0	62.6	31.8	63.5	31.9
Goodwill and intangible asset impairment charges	12.9	18.9	—	—	12.9	6.6	—	—
Restructuring costs	0.2	0.3	0.5	0.7	0.2	0.1	0.8	0.4
Operating income (loss)	$ (13.6)	(19.9)%	$ 2.1	3.1%	$ (10.6)	(5.4)%	$ 4.9	2.5%
Add: goodwill and intangible asset impairment charges	12.9	18.9	—	—	12.9	6.6	—	—
Add: restructuring costs	0.2	0.3	0.5	0.7	0.2	0.1	0.8	0.4
Adjusted operating income (loss)	$ (0.5)	(0.7)%	$ 2.6	3.8%	$ 2.5	1.3%	$ 5.7	2.9%

Corporate
	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	November 22,	November 23,	November 22,	November 23,
	2013	2012	2013	2012
Operating loss	$ (10.0)	$ (6.6)	$ (32.2)	$ (22.0)
Add: goodwill and intangible assets impairment charges	—	—	—	—
Add: restructuring costs	—	—	—	—
Adjusted operating loss	$ (10.0)	$ (6.6)	$ (32.2)	$ (22.0)

Webcast

Steelcase will discuss third quarter results and business outlook on a conference call and webcast at 11:00 a.m. Eastern time tomorrow. Links to the webcast are available at ir.steelcase.com. Related presentation slides will be available on the company's website shortly after this press release is issued.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within the company's earnings release are: (1) organic revenue growth (decline), which represents the change in revenue excluding currency translation effects, the impacts of acquisitions and divestitures and an extra week of revenue; and (2) adjusted operating income (loss), which represents operating income (loss), excluding restructuring costs and goodwill and intangible asset impairment charges. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements

From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; restructuring activities; changes in raw materials and commodity costs; currency fluctuations; changes in customer demands; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.

For over 100 years, Steelcase Inc. has helped create great experiences for the world's leading organizations - wherever work happens. Steelcase and our family of brands - including Steelcase®, Coalesse®, Details®, Designtex®, Nurture®, PolyVision® and Turnstone® - offer a comprehensive portfolio of furnishings, products and services designed to unlock human promise and support social, economic and environmental sustainability. We are globally accessible through a network of channels, including approximately 670 dealers. Steelcase is a global, industry-leading and publicly traded company with fiscal 2013 revenue of $2.9 billion.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	November 22,	November 23,	November 22,	November 23,
	2013	2012	2013	2012
Revenue	$ 784.8	$ 727.2	$ 2,209.5	$ 2,147.3
Cost of sales	541.1	498.0	1,511.7	1,485.5
Restructuring costs	0.9	3.3	1.0	11.8
Gross profit	242.8	225.9	696.8	650.0
Operating expenses	189.8	184.8	563.8	542.5
Goodwill and intangible asset impairment charges	12.9	—	12.9	—
Restructuring costs	0.8	2.7	8.4	3.0
Operating income	39.3	38.4	111.7	104.5
Interest expense	(4.4)	(4.2)	(13.3)	(13.3)
Investment income (loss)	0.6	1.1	(0.6)	3.5
Other income, net	3.0	1.8	4.8	7.3
Income before income tax expense	38.5	37.1	102.6	102.0
Income tax expense	15.5	13.5	38.8	35.7
Net income	$ 23.0	$ 23.6	$ 63.8	$ 66.3

Earnings per share:
Basic	$ 0.18	$ 0.19	$ 0.51	$ 0.52
Diluted	$ 0.18	$ 0.18	$ 0.50	$ 0.52
Weighted average shares outstanding - basic	125.9	126.9	126.1	127.6
Weighted average shares outstanding - diluted	127.7	128.1	127.8	128.7

Dividends declared and paid per common share	$ 0.10	$ 0.09	$ 0.30	$ 0.27

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share data)
	(Unaudited)
	November 22,	February 22,
	2013	2013
ASSETS
Current assets:
Cash and cash equivalents	$ 149.1	$ 150.4
Short-term investments	147.9	100.5
Accounts receivable, net	359.9	287.3
Inventories	161.1	137.5
Deferred income taxes	63.5	56.2
Other current assets	63.5	46.7
Total current assets	945.0	778.6

Property, plant and equipment, net	356.1	353.2
Company-owned life insurance	152.1	225.8
Deferred income taxes	98.8	101.7
Goodwill	108.7	121.4
Other intangible assets, net	17.0	19.2
Other assets	98.1	89.7
Total assets	$ 1,775.8	$ 1,689.6

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 235.5	$ 198.6
Short-term borrowings and current portion of long-term debt	2.5	2.6
Accrued expenses:
Employee compensation	142.4	129.4
Employee benefit plan obligations	21.7	23.8
Other	178.4	130.4
Total current liabilities	580.5	484.8

Long-term liabilities:
Long-term debt less current maturities	284.6	286.4
Employee benefit plan obligations	159.6	158.0
Other long-term liabilities	77.3	92.4
Total long-term liabilities	521.5	536.8
Total liabilities	1,102.0	1,021.6

Shareholders' equity:
Common stock	—	—
Additional paid-in capital	8.3	27.2
Accumulated other comprehensive loss	(5.7)	(4.2)
Retained earnings	671.2	645.0
Total shareholders' equity	673.8	668.0
Total liabilities and shareholders' equity	$ 1,775.8	$ 1,689.6

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Nine Months Ended
	November 22,	November 23,
	2013	2012
OPERATING ACTIVITIES
Net income	$ 63.8	$ 66.3
Depreciation and amortization	43.8	42.5
Changes in cash surrender value of company-owned life insurance (COLI)	(0.8)	(3.7)
Deferred income taxes	(2.7)	15.3)
Goodwill and intangible asset impairment charges	12.9	—
Restructuring costs	9.4	14.8
Non-cash stock compensation	14.7	7.8
Changes in operating assets and liabilities, net of acquisitions and divestiture:
Accounts receivable, inventories and accounts payable	(57.4)	(29.7)
Employee compensation liabilities	(3.7)	5.4
Other assets and liabilities	21.2	11.5
Other	(4.2)	(0.4)
Net cash provided by operating activities	97.0	129.8

INVESTING ACTIVITIES
Capital expenditures	(51.9)	(49.9)
Proceeds from disposal of fixed assets	2.1	14.1
Purchases of investments	(128.0)	(45.3)
Liquidations of investments	80.4	47.5
Liquidations of COLI investments	74.5	—
Other	(2.0)	(16.1)
Net cash used in investing activities	(24.9)	(49.7)

FINANCING ACTIVITIES
Dividends paid	(37.6)	(34.4)
Common stock repurchases	(32.8)	(19.9)
Other	(2.7)	(1.3)
Net cash used in financing activities	(73.1)	(55.6)

Effect of exchange rate changes on cash and cash equivalents	(0.3)	(0.6)

Net increase (decrease) in cash and cash equivalents	(1.3)	23.9
Cash and cash equivalents, beginning of period	150.4	112.1
Cash and cash equivalents, end of period	$ 149.1	$ 136.0
CONTACT: Investor Contact:
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         Investor Relations
         (616) 246-4251

         Media Contact:
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         Corporate Communications
         (616) 247-2747